UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Glass Lewis Recommends Aerojet Rocketdyne Shareholders Vote FOR the Entire Independent Slate, Led by CEO Eileen Drake

-Glass Lewis Joins ISS in Recommending Shareholders Elect the Entire Independent Slate

EL SEGUNDO, Calif., June 22, 2022 – Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization today announced that leading independent proxy advisory firm, Glass Lewis, has recommended that shareholders elect the entire Drake Independent Slate at the special meeting of shareholders scheduled for June 30, 2022.

Glass Lewis is the second leading independent proxy advisory firm to recommend that shareholders vote “FOR” the Drake Independent Slate. As previously announced, Institutional Shareholder Services (“ISS”) has also recommended that shareholders vote “FOR” the entire Drake Independent Slate.

Ms. Drake commented: “We are very gratified to have received Glass Lewis’ full support for our Independent Slate. We now have the validation of the two leading independent proxy advisory firms, and look forward to shareholders casting their vote at the June 30th special meeting.”

In supporting Ms. Drake and her Independent Slate, Glass Lewis made the following observations:

Drake and the Independent Slate

•

“…Ms. Drake — working against challenging time constraints and with far fewer resources than those we expect were available to the Steel Faction — has assembled an experienced and well-rounded slate of candidates in short order, an outcome which seems to speak volumes to Ms. Drake’s ability to attract credible, independent nominees to her cause.”

•	“[W]e consider [the Drake nominees] each appear credible and independent, with the slate collectively offering well-rounded experience in the aerospace and defense industry.”

•

“[W]e note Ms. Drake is a sitting CEO who, in our view, has already demonstrated strategic and operational credibility and reasonable value-creation bona fides. We do not believe Mr. Lichtenstein has been successful in reshaping that narrative, and would, as a result, question the need for Ms. Drake to essentially reinvent the operational wheel simply to impress the Steel Faction at this juncture.”

•

“[W]e note Ms. Drake’s go-forward agenda … contains a number of favorable action items, including elimination of the executive chair role, establishment of an independent board chair, increased accountability in relation to ARD’s underfunded pension fund and, by virtue of the Drake Faction slate, enhanced gender and racial diversity.”

•

“[T]he Drake Faction commits to considering all alternatives prospectively available to the Company — up to and including a prospective sale — alongside the continued pursuit of ARD’s stand-alone strategic platform. We view this framework favorably.”

Lichtenstein’s Lack of Independence and Accountability

•

“[S]upport for the Steel Faction would portend a considerable step back in terms of reliable, progressive corporate governance, in all cases in favor of a sitting chair recently inclined to delay shareholder votes, privately pursue personal objectives irrespective of board directives, sensationally misrepresent key developments and, perhaps most critically here, circumvent personal culpability.”

•

“…[W]e are concerned Mr. Lichtenstein’s late-stage slate change still leaves the Steel Faction list stacked with nominees personally or professionally proximate to Mr. Lichtenstein, including CEO-in-waiting Mark Tucker.”

•

“The larger question, however, is a pointed one that falls in line with doubts raised throughout our commentary: if the operational issues at ARD are so pervasive — and, to be clear, we do not believe that they are — why then has Mr. Lichtenstein, as a long-serving and highly compensated employee of the Company, not previously accepted responsibility, signaled the need for change or more aggressively posited strategies and alternatives comparable to those included in the Steel Faction’s existing materials?”

•

“[T]he circumstances smack of procedural convenience, with Mr. Lichtenstein selectively abdicating himself of his existing responsibilities where it suits the Steel Faction campaign. Unsurprisingly, we consider this methodology hardly signals a willingness by Mr. Lichtenstein or his cohort to accept responsibility for any failure to achieve the operational targets and governance objectives contained in the Steel Faction plan.”

•

“…Mr. Lichtenstein is a named executive officer who sits at the top of ARD’s summary compensation table. In absolute candor, we remain confounded by the notion that historical critiques of executive staff — persuasive or not — are viewed as a winning tack by the Steel Faction. In the service of absolute clarity, we would firmly emphasize again that this approach to accountability and responsibility disconcertingly reinforces Mr. Lichtenstein’s willingness to shirk fault, even when his own arguments expressly indicate he is part of the problem.”

Findings of Internal Investigation on Lichtenstein’s Conduct

•

“While the result of this investigative process is, in our view, already fairly damning, we consider Mr. Lichtenstein’s oddly dismissive response and material recharacterizations are just as problematic.”

•

“…Mr. Lichtenstein has continually sought to reframe his unauthorized engagements [with CEO candidates] as, “proper contingency planning,” purportedly consistent with his duties as executive chair. The conceptual lift here is nothing short of heroic, as Mr. Lichtenstein seems to be extolling his own virtues for attempting to surreptitiously circumvent board directives in a manner which opened ARD — and, by extension, its investors — to harm.”

•

“In a very damaging theme for the Steel Faction, we again find this sets a very troubling precedent in terms of accountability, transparency and candor, and is, in our view, nearly disqualifying on its own.”

Delaware Opinion

•

“As it relates to the recent opinion issued by the Delaware Court of Chancery, it arguably comes as limited surprise that the Steel Faction again adopts a fairly aggressive representation of available fact patterns. … [W]e consider a fair read of the published opinion offers a much more muted tone with substantially less relief than was originally sought by Mr. Lichtenstein: the court failed to find any major violations of the TRO, failed to find defendants in contempt, declined to invalidate any delivered proxies and declined to award a reimbursement of plaintiff’s attorneys’ fees.”

•

“[C]omments included in the Court’s opinion — taken together with the rather modest awards secured by the Steel Faction — hardly add up to the more calamitous representations offered in the Steel Faction’s recent materials, particularly given the Drake Faction purportedly offered to make the same curative disclosures prior to the foregoing proceeding.”

Conclusion

“Our confidence in [our] recommendation is also carved in relief by the Steel Faction platform, the bulk of which suggests Mr. Lichtenstein has a strong preference for personal and professional affiliates, a disinterest in competing voices and a questionable approach to accountability.”

Ms. Drake and the other members of the Committee for Aerojet Rocketdyne Shareholders and Value Maximization encourage all investors to review and consider the recent presentation materials posted on the Committee’s website addressing many of Mr. Lichtenstein’s false statements and mischaracterizations available here: https://img1.wsimg.com/blobby/go/f4d910a7-e205-4be9-ac7f-38908bd93eef/downloads/Investor%20Update%20(June%202022)_vF.pdf?ver=1655785657513.

The Independent Slate Urges All Shareholders to Support its Highly Qualified Nominees by Voting “FOR” on the WHITE Proxy Card at the Upcoming Special Meeting on June 30.

* * *

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. We have neither sought nor obtained consent from any third party to use any statements or information indicated herein. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com